Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Prospectus Supplement to the Registration Statement (333-130439), on Form S-3 of AFS SenSub Corp., regarding AmeriCredit Automobile Receivables Trust 2007-D-F, of our report dated March 29, 2007 relating to the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, which appears as an exhibit to the annual report on Form 10-K of Financial Security Assurance Holdings Ltd. for the year ended December 31, 2006. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus Supplement.

/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
September 7, 2007